Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

ARC REALTY FINANCE TRUST, INC.
SUPPLEMENT NO. 13, DATED JANUARY 29, 2015,
TO THE PROSPECTUS, DATED APRIL 22, 2014

This prospectus supplement, or this Supplement No. 13, is part of the prospectus of ARC Realty Finance Trust, Inc., or the Company, dated April 22, 2014, or the Prospectus, as supplemented by Supplement No. 12, dated January 16, 2015, or Supplement No. 12. This Supplement No. 13 supplements and modifies certain information contained in our Prospectus and Supplement No. 12 and should be read in conjunction with our Prospectus. This Supplement No. 13 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the Prospectus, as supplemented from time to time, unless the context otherwise requires.

The purposes of this Supplement No. 13 are to, among other things:

•	update disclosure relating to operating information; and
•	add disclosure relating to a change in our independent registered public accounting firm.

OPERATING INFORMATION

Change in Auditor

On January 22, 2015, Grant Thornton LLP, or Grant Thornton, resigned as our independent registered public accounting firm. Grant Thornton’s resignation was accepted by our audit committee.

Grant Thornton’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between us and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its report on our consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Grant Thornton with a copy of the foregoing statements and have requested and received from Grant Thornton a copy of the letter addressed to the Securities and Exchange Commission stating that Grant Thornton agrees with the above statements.

We are presently in discussions with several accounting firms to replace Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROSPECTUS UPDATES

Change in Auditor

The following disclosure is hereby inserted as a new subsection following the paragraph under the section entitled “Experts” on page 236 of the Prospectus.

“Change in Independent Registered Public Accounting Firm

On January 22, 2015, Grant Thornton LLP, or Grant Thornton, resigned as our independent registered public accounting firm. Grant Thornton’s resignation was accepted by our audit committee.

Grant Thornton’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between us and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its report on our consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Grant Thornton with a copy of the foregoing statements and have requested and received from Grant Thornton a copy of the letter addressed to the Securities and Exchange Commission stating that Grant Thornton agrees with the above statements.

We are presently in discussions with several accounting firms to replace Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2014.”